EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MarineMax, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated December 3, 2019, on the consolidated financial statements as of September 30, 2019 and September 30, 2018 and for each of the years in the three-year period ended September 30, 2019, contains an explanatory paragraph that states that the Company has changed its method of accounting for revenue from contracts with customers effective October 1, 2018 due to the adoption of accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606)” and all subsequent ASUs that modified Topic 606.

Our report dated December 3, 2019, on the effectiveness of internal control over financial reporting as of September 30, 2019, contains an explanatory paragraph that states that the Company acquired Fraser Yacht Group S.R.L. during 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2019, Fraser Yacht Group S.R.L’s internal control over financial reporting associated with 2% of total assets and 1% of total revenues included in the consolidated financial statements of the Company as of and for the year ended September 30, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Fraser Yacht Group S.R.L.

/s/ KPMG LLP

Tampa, Florida
February 25, 2020
Certified Public Accountants